AMENDMENT NO. 6

TO THE AMENDED AND RESTATED

DECLARATION OF TRUST OF

THE SELECT SECTOR SPDR® TRUST

The undersigned Secretary of The Select Sector SPDR® Trust, a Massachusetts business trust (the “Trust”), does hereby certify that the Trustees of the Trust, acting pursuant to Article VI, Section 6.9 of the Trust’s Amended and Restated Declaration of Trust dated October 23, 1998, as amended, executed the written instrument attached hereto as Exhibit A and that the said written instrument continues in full force and effect as of the date hereof.

WITNESS my hand this 13th day of August, 2026.

/s/ David Urman
David Urman
Secretary

Exhibit A

THE SELECT SECTOR SPDR® TRUST

Written Instrument Establishing New Series of the Trust

The undersigned, a majority of the Trustees of The Select Sector SPDR® Trust (the “Trust”), pursuant to Section 6.9 of Article VI of the Amended and Restated Declaration of Trust dated October 23, 1998 (the “Declaration of Trust”), do hereby establish and designate the following Series of the Trust, which shall have the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as the other Series of the Trust and as otherwise provided in the Declaration of Trust:

State Street® S&P 500® Technology Market Sector SPDR® ETF

State Street® S&P 500® Consumer Staples Market Sector SPDR® ETF State

Street® S&P 500® Energy Market Sector SPDR® ETF

State Street® S&P 500® Consumer Discretionary Market Sector SPDR® ETF

IN WITNESS WHEREOF, the undersigned have this 13th day of August, 2026 signed these presents.

/s/ Ashley T. Rabun	/s/ Allison Grant Williams
Ashley T. Rabun	Allison Grant Williams

/s/ Sheila Hartnett-Devlin	/s/ James Jessee
Sheila Hartnett-Devlin	James Jessee

/s/ Teresa Polley	/s/ James E. Ross
Teresa Polley	James E. Ross

/s/ Jeanne LaPorta
Jeanne LaPorta